SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                        DAWSON PRODUCTION SERVICES, INC.
                                (NAME OF ISSUER)

                          COMMON STOCK, PAR VALUE $.01
                         (TITLE OF CLASS OF SECURITIES)

                                    239423106
                                 (CUSIP NUMBER)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 42 Pages
CORPAUS:37716.1 27810-00001

CUSIP No. 239423106               Schedule 13G                Page 2 of 42 Pages



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Paul E. McCollam                         ###-##-####

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   |_|
                                                                      (b)   |X|
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    United States of America

                    5         SOLE VOTING POWER
    NUMBER OF
                                        0
      SHARES
                    6         SHARED VOTING POWER
   BENEFICIALLY
                                        1,271,633
     OWNED BY
                    7         SOLE DISPOSITIVE POWER
       EACH
                                        0
    REPORTING
                    8         SHARED DISPOSITIVE POWER
   PERSON WITH

                                     1,271,633

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,271,633

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    11.4%
12       TYPE OF REPORTING PERSON*

                                    IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CORPAUS:37716.1 27810-00001

CUSIP No. 239423106         Schedule 13G                      Page 3 of 42 Pages



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Roy V. Hood                        ###-##-####

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

                    5         SOLE VOTING POWER
    NUMBER OF
                                        0
      SHARES
                    6         SHARED VOTING POWER
   BENEFICIALLY
                                        1,271,633
     OWNED BY
                    7         SOLE DISPOSITIVE POWER
       EACH
                                        0
    REPORTING
                    8         SHARED DISPOSITIVE POWER
   PERSON WITH
                                        1,271,633

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,271,633

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    11.4%
12       TYPE OF REPORTING PERSON*

                                    IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CORPAUS:37716.1 27810-00001

CUSIP No. 239423106         Schedule 13G                      Page 4 of 42 Pages



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       David R. Whitney                            ###-##-####

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

                    5         SOLE VOTING POWER
    NUMBER OF
                                        0
      SHARES
                    6         SHARED VOTING POWER
   BENEFICIALLY
                                        1,271,633
     OWNED BY
                    7         SOLE DISPOSITIVE POWER
       EACH
                                        0
    REPORTING
                    8         SHARED DISPOSITIVE POWER
   PERSON WITH

                                     1,271,633

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,271,633

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    11.4%
12       TYPE OF REPORTING PERSON*

                                    IN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CORPAUS:37716.1 27810-00001

CUSIP No. 239423106              Schedule 13G                 Page 5 of 42 Pages



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           John B. Parsons

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

                    5         SOLE VOTING POWER
    NUMBER OF
                                        0
      SHARES
                    6         SHARED VOTING POWER
   BENEFICIALLY
                                        1,271,633
     OWNED BY
                    7         SOLE DISPOSITIVE POWER
       EACH
                                        0
    REPORTING
                    8         SHARED DISPOSITIVE POWER
   PERSON WITH

                                     1,271,633
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,271,633
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    11.4%
12       TYPE OF REPORTING PERSON*

                                    IN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CORPAUS:37716.1 27810-00001

CUSIP No. 239423106               Schedule 13G                Page 6 of 42 Pages



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Stephen F. Oakes

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

                    5         SOLE VOTING POWER
    NUMBER OF
                                        0
      SHARES
                    6         SHARED VOTING POWER
   BENEFICIALLY
                                        1,271,633
     OWNED BY
                    7         SOLE DISPOSITIVE POWER
       EACH
                                        0
    REPORTING
                    8         SHARED DISPOSITIVE POWER
   PERSON WITH

                                     1,271,633

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,271,633

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    11.4%
12       TYPE OF REPORTING PERSON*

                                    IN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CORPAUS:37716.1 27810-00001

CUSIP No. 239423106             Schedule 13G                  Page 7 of 42 Pages



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           RIMCO Associates, Inc.                  06-1144208

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Connecticut, U.S.A.

                    5         SOLE VOTING POWER
    NUMBER OF
                                        0
      SHARES
                    6         SHARED VOTING POWER
   BENEFICIALLY
                                        1,271,633
     OWNED BY
                    7         SOLE DISPOSITIVE POWER
       EACH
                                        0
    REPORTING
                    8         SHARED DISPOSITIVE POWER
   PERSON WITH

                                     1,271,633

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,271,633

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    11.4%
12       TYPE OF REPORTING PERSON*
                                   CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CORPAUS:37716.1 27810-00001

CUSIP No. 239423106            Schedule 13G                   Page 8 of 42 Pages



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Resource Investors Management Company, Limited Partnership  06-1148341

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Connecticut, U.S.A.

                    5         SOLE VOTING POWER
    NUMBER OF
                                        0
      SHARES
                    6         SHARED VOTING POWER
   BENEFICIALLY
                                        1,271,633
     OWNED BY
                    7         SOLE DISPOSITIVE POWER
       EACH
                                        0
    REPORTING
                    8         SHARED DISPOSITIVE POWER
   PERSON WITH

                                     1,271,633

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,271,633

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    11.4%
12       TYPE OF REPORTING PERSON*

                                    PN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CORPAUS:37716.1 27810-00001

CUSIP No. 239423106               Schedule 13G                Page 9 of 42 Pages



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           RIMCO Partners, L.P.               06-1208375

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware, U.S.A.

                    5         SOLE VOTING POWER
    NUMBER OF
                                        0
      SHARES
                    6         SHARED VOTING POWER
   BENEFICIALLY
                                        201,851
     OWNED BY
                    7         SOLE DISPOSITIVE POWER
       EACH
                                        0
    REPORTING
                    8         SHARED DISPOSITIVE POWER
   PERSON WITH
                                     201,851

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    201,851

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    1.8%
12       TYPE OF REPORTING PERSON*

                                    PN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CORPAUS:37716.1 27810-00001

CUSIP No. 239423106              Schedule 13G                Page 10 of 42 Pages



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           RIMCO Partners. L.P. II                   06-1264592
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware, U.S.A.

                    5         SOLE VOTING POWER
    NUMBER OF
                                        0
      SHARES
                    6         SHARED VOTING POWER
   BENEFICIALLY
                                        434,623
     OWNED BY
                    7         SOLE DISPOSITIVE POWER
       EACH
                                        0
    REPORTING
                    8         SHARED DISPOSITIVE POWER
   PERSON WITH
                                     434,623

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    434,623

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    3.9%
12       TYPE OF REPORTING PERSON*

                                    PN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CORPAUS:37716.1 27810-00001

CUSIP No. 239423106               Schedule 13G               Page 11 of 42 Pages



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           RIMCO Partners, L.P. III                  06-1291935

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware, U.S.A.

                    5         SOLE VOTING POWER
    NUMBER OF
                                        0
      SHARES
                    6         SHARED VOTING POWER
   BENEFICIALLY
                                        69,660
     OWNED BY
                    7         SOLE DISPOSITIVE POWER
       EACH
                                        0
    REPORTING
                    8         SHARED DISPOSITIVE POWER
   PERSON WITH

                                     69,660

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    69,660

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.6%
12       TYPE OF REPORTING PERSON*

                                    PN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                   Schedule 13G           Page 12 of 42 Pages



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           RIMCO Partners, L.P. IV                   06-1327489

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware, U.S.A.

                    5         SOLE VOTING POWER
    NUMBER OF
                                        0
      SHARES
                    6         SHARED VOTING POWER
   BENEFICIALLY
                                        544,000
     OWNED BY
                    7         SOLE DISPOSITIVE POWER
       EACH
                                        0
    REPORTING
                    8         SHARED DISPOSITIVE POWER
   PERSON WITH

                                     544,000
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    544,000

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    4.9%
12       TYPE OF REPORTING PERSON*

                                    PN



                      *SEE INSTRUCTION BEFORE FILLING OUT!

CORPAUS:37716.1 27810-00001

CUSIP No. 239423106            Schedule 13G                  Page 13 of 42 Pages


Item 1 (a)        Name of Issuer:

                  Dawson Production Services, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                  901 N. E. Loop 410, Suite 700
                  San Antonio, Texas  78209

Item 2 (a)        Name of Person Filing:

                  Paul E. McCollam

Item 2 (b) Address of Principal Business Office or, if none, Residence:

                  1600 Smith Street, Suite 1400
                  Houston, Texas 77002

Item 2 (c)        Citizenship:

                  United States of America

Item 2 (d)        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2 (e)        CUSIP No.:

                  239423106

Item 3.           Not Applicable.

Item 4.           Ownership.

Item 4 (a)        Amount Beneficially Owned:

                  See Exhibit A

Item 4 (b)        Percent of Class:

                  11.4%


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106            Schedule 13G                  Page 14 of 42 Pages


Item 4 (c)        Number of Shares as to Which Such Person Has:

                         (i)        Sole power to vote or to direct the vote:
                                          0

                        (ii)        Shared power to vote or to direct the vote:
                                          1,271,633

                       (iii)        Sole power to dispose or to direct the
                                    disposition of:     0

                        (iv)        Shared power to dispose or to direct the
                                    disposition of:     1,271,633

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                    Person.

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                    Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106          Schedule 13G                   Page 15 of 42 Pages


Item 1 (a)        Name of Issuer:

                  Dawson Production Services, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                  901 N. E. Loop 410, Suite 700
                  San Antonio, Texas  78209

Item 2 (a)        Name of Person Filing:

                  Roy V. Hood

Item 2 (b) Address of Principal Business Office or, if none, Residence:

                  1600 Smith Street, Suite 1400
                  Houston, Texas 77002

Item 2 (c)        Citizenship:

                  United States of America

Item 2 (d)        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2 (e)        CUSIP No.:

                  239423106

Item 3.           Not Applicable.

Item 4.           Ownership.

Item 4 (a)        Amount Beneficially Owned:

                  See Exhibit A.

Item 4 (b)        Percent of Class:

                  11.4%


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                 Schedule 13G             Page 16 of 42 Pages


Item 4 (c)        Number of Shares as to Which Such Person Has:

                         (i)        Sole power to vote or to direct the vote:
                                            0

                        (ii)        Shared power to vote or to direct the vote:
                                            1,271,633

                       (iii)        Sole power to dispose or to direct the
                                     disposition of:    0

                        (iv)        Shared power to dispose or to direct the
                                     disposition of:    1,271,633

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                   Person.

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                   Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106             Schedule 13G                 Page 17 of 42 Pages


Item 1 (a)        Name of Issuer:

                  Dawson Production Services, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                  901 N. E. Loop 410, Suite 700
                  San Antonio, Texas  78209

Item 2 (a)        Name of Person Filing:

                  David R. Whitney

Item 2 (b) Address of Principal Business Office or, if none, Residence:

                  1600 Smith Street, Suite 1400
                  Houston, Texas 77002

Item 2 (c)        Citizenship:

                  United States of America

Item 2 (d)        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2 (e)        CUSIP No.:

                  239423106

Item 3.           Not Applicable.

Item 4.           Ownership.

Item 4 (a)        Amount Beneficially Owned:



Item 4 (b)        Percent of Class:

                  11.4%


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                 Schedule 13G             Page 18 of 42 Pages


Item 4 (c)        Number of Shares as to Which Such Person Has:

                         (i)        Sole power to vote or to direct the vote:
                                          0

                        (ii)        Shared power to vote or to direct the vote:
                                          1,271,633

                       (iii)        Sole power to dispose or to direct the
                                     disposition of:    0

                        (iv)        Shared power to dispose or to direct the
                                     disposition of:  1,271,633

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                   Person.

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                    Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                Schedule 13G              Page 19 of 42 Pages


Item 1 (a)        Name of Issuer:

                  Dawson Production Services, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                  901 N. E. Loop 410, Suite 700
                  San Antonio, Texas  78209

Item 2 (a)        Name of Person Filing:

                  John B. Parsons

Item 2 (b) Address of Principal Business Office or, if none, Residence:

                  1600 Smith Street, Suite 1400
                  Houston, Texas 77002

Item 2 (c)        Citizenship:

                  United States of America

Item 2 (d)        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2 (e)        CUSIP No.:

                  239423106

Item 3.           Not Applicable.

Item 4.           Ownership.

Item 4 (a)        Amount Beneficially Owned:

                  See Exhibit A.

Item 4 (b)        Percent of Class:

                  11.4%


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                Schedule 13G              Page 20 of 42 Pages


Item 4 (c)        Number of Shares as to Which Such Person Has:

                         (i)        Sole power to vote or to direct the vote:
                                       0

                        (ii)        Shared power to vote or to direct the vote:
                                       1,271,633

                       (iii)        Sole power to dispose or to direct the
                                       disposition of:    0

                        (iv)        Shared power to dispose or to direct the
                                       disposition of:    1,271,633

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                   Person.

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                    Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106              Schedule 13G                Page 21 of 42 Pages


Item 1 (a)        Name of Issuer:

                  Dawson Production Services, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                  901 N. E. Loop 410, Suite 700
                  San Antonio, Texas  78209

Item 2 (a)        Name of Person Filing:

                  Stephen F. Oakes

Item 2 (b) Address of Principal Business Office or, if none, Residence:

                  1600 Smith Street, Suite 1400
                  Houston, Texas 77002

Item 2 (c)        Citizenship:

                  United States of America

Item 2 (d)        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2 (e)        CUSIP No.:

                  239423106

Item 3.           Not Applicable.

Item 4.           Ownership.

Item 4 (a)        Amount Beneficially Owned:

                  See Exhibit A.

Item 4 (b)        Percent of Class:

                  11.4%


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                Schedule 13G              Page 22 of 42 Pages


Item 4 (c)        Number of Shares as to Which Such Person Has:

                         (i)        Sole power to vote or to direct the vote:
                                               0

                        (ii)        Shared power to vote or to direct the vote:
                                               1,271,633

                       (iii)        Sole power to dispose or to direct the
                                        disposition of:   0

                        (iv)        Shared power to dispose or to direct the
                                        disposition of:   1,271,633

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                    Person.

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                    Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106              Schedule 13G                Page 23 of 42 Pages


Item 1 (a)        Name of Issuer:

                  Dawson Production Services, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                  901 N. E. Loop 410, Suite 700
                  San Antonio, Texas  78209

Item 2 (a)        Name of Person Filing:

                  RIMCO Associates, Inc.

Item 2 (b) Address of Principal Business Office or, if none, Residence:

                  1600 Smith Street, Suite 1400
                  Houston, Texas 77002

Item 2 (c)        Citizenship:

                  Connecticut, U.S.A.

Item 2 (d)        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2 (e)        CUSIP No.:

                  239423106

Item 3.           Not Applicable.

Item 4.           Ownership.

Item 4 (a)        Amount Beneficially Owned:

                  See Exhibit A.

Item 4 (b)        Percent of Class:

                  11.4%


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                 Schedule 13G             Page 24 of 42 Pages


Item 4 (c)        Number of Shares as to Which Such Person Has:

                         (i)        Sole power to vote or to direct the vote:
                                         0

                        (ii)        Shared power to vote or to direct the vote:
                                         1,271,633

                       (iii)        Sole power to dispose or to direct the
                                        disposition of:   0

                        (iv)        Shared power to dispose or to direct the
                                        disposition of:   1,271,633

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                    Person.

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                    Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106          Schedule 13G                    Page 25 of 42 Pages


Item 1 (a)        Name of Issuer:

                  Dawson Production Services, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                  901 N. E. Loop 410, Suite 700
                  San Antonio, Texas  78209

Item 2 (a)        Name of Person Filing:

                  Resource Investors Management Company, Limited Partnership

Item 2 (b) Address of Principal Business Office or, if none, Residence:

                  1600 Smith Street, Suite 1400
                  Houston, Texas 77002

Item 2 (c)        Citizenship:

                  Connecticut, U.S.A.

Item 2 (d)        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2 (e)        CUSIP No.:

                  239423106

Item 3.           Not Applicable.

Item 4.           Ownership.

Item 4 (a)        Amount Beneficially Owned:

                  See Exhibit A.

Item 4 (b)        Percent of Class:

                  11.4%


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                 Schedule 13G             Page 26 of 42 Pages


Item 4 (c)        Number of Shares as to Which Such Person Has:

                         (i)        Sole power to vote or to direct the vote:
                                           0

                        (ii)        Shared power to vote or to direct the vote:
                                           1,271,633

                       (iii)        Sole power to dispose or to direct the
                                        disposition of:   0

                        (iv)        Shared power to dispose or to direct the
                                        disposition of:   1,271,633

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                    Person.

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                    Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106             Schedule 13G                 Page 27 of 42 Pages


Item 1 (a)        Name of Issuer:

                  Dawson Production Services, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                  901 N. E. Loop 410, Suite 700
                  San Antonio, Texas  78209

Item 2 (a)        Name of Person Filing:

                  RIMCO Partners, L.P.

Item 2 (b) Address of Principal Business Office or, if none, Residence:

                  1600 Smith Street, Suite 1400
                  Houston, Texas 77002

Item 2 (c)        Citizenship:

                  Delaware, U.S.A.

Item 2 (d)        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2 (e)        CUSIP No.:

                  239423106

Item 3.           Not Applicable.

Item 4.           Ownership.

Item 4 (a)        Amount Beneficially Owned:

                  See Exhibit A.

Item 4 (b)        Percent of Class:

                  1.8%


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                 Schedule 13G             Page 28 of 42 Pages


Item 4 (c)        Number of Shares as to Which Such Person Has:

                         (i)        Sole power to vote or to direct the vote:
                                           0

                        (ii)        Shared power to vote or to direct the vote:
                                           201,851

                       (iii)        Sole power to dispose or to direct the
                                        disposition of:   0

                        (iv)        Shared power to dispose or to direct the
                                        disposition of:  201,851

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                    Person.

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                    Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106               Schedule 13G               Page 29 of 42 Pages


Item 1 (a)        Name of Issuer:

                  Dawson Production Services, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                  901 N. E. Loop 410, Suite 700
                  San Antonio, Texas  78209

Item 2 (a)        Name of Person Filing:

                  RIMCO Partners, L.P. II

Item 2 (b) Address of Principal Business Office or, if none, Residence:

                  1600 Smith Street, Suite 1400
                  Houston, Texas 77002

Item 2 (c)        Citizenship:

                  Delaware, U.S.A.

Item 2 (d)        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2 (e)        CUSIP No.:

                  239423106

Item 3.           Not Applicable.

Item 4.           Ownership.

Item 4 (a)        Amount Beneficially Owned:

                  See Exhibit A.

Item 4 (b)        Percent of Class:

                  3.9%


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                 Schedule 13G             Page 30 of 42 Pages


Item 4 (c)        Number of Shares as to Which Such Person Has:

                         (i)        Sole power to vote or to direct the vote:
                                          0

                        (ii)        Shared power to vote or to direct the vote:
                                          434,623

                       (iii)        Sole power to dispose or to direct the
                                          disposition of:   0

                        (iv)        Shared power to dispose or to direct the
                                          disposition of:  434,623

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                    Person.

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                    Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106              Schedule 13G                Page 31 of 42 Pages


Item 1 (a)        Name of Issuer:

                  Dawson Production Services, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                  901 N. E. Loop 410, Suite 700
                  San Antonio, Texas  78209

Item 2 (a)        Name of Person Filing:

                  RIMCO Partners, L.P. III

Item 2 (b) Address of Principal Business Office or, if none, Residence:

                  1600 Smith Street, Suite 1400
                  Houston, Texas 77002

Item 2 (c)        Citizenship:

                  Delaware, U.S.A.

Item 2 (d)        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2 (e)        CUSIP No.:

                  239423106

Item 3.           Not Applicable.

Item 4.           Ownership.

Item 4 (a)        Amount Beneficially Owned:

                  See Exhibit A.

Item 4 (b)        Percent of Class:

                  0.6%


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                 Schedule 13G             Page 32 of 42 Pages


Item 4 (c)        Number of Shares as to Which Such Person Has:

                         (i)        Sole power to vote or to direct the vote:
                                           0

                        (ii)        Shared power to vote or to direct the vote:
                                           69,660

                       (iii)        Sole power to dispose or to direct the
                                        disposition of:   0

                        (iv)        Shared power to dispose or to direct the
                                        disposition of:  69,660

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                    Person.

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                    Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                Schedule 13G              Page 33 of 42 Pages


Item 1 (a)        Name of Issuer:

                  Dawson Production Services, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                  901 N. E. Loop 410, Suite 700
                  San Antonio, Texas  78209

Item 2 (a)        Name of Person Filing:

                  RIMCO Partners, L.P. IV

Item 2 (b) Address of Principal Business Office or, if none, Residence:

                  1600 Smith Street, Suite 1400
                  Houston, Texas 77002

Item 2 (c)        Citizenship:

                  Delaware, U.S.A.

Item 2 (d)        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2 (e)        CUSIP No.:

                  239423106

Item 3.           Not Applicable.

Item 4.           Ownership.

Item 4 (a)        Amount Beneficially Owned:

                  See Exhibit A.

Item 4 (b)        Percent of Class:

                  4.9%



CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                 Schedule 13G             Page 34 of 42 Pages


Item 4 (c)        Number of Shares as to Which Such Person Has:

                         (i)        Sole power to vote or to direct the vote:
                                         0

                        (ii)        Shared power to vote or to direct the vote:
                                         544,000

                       (iii)        Sole power to dispose or to direct the
                                        disposition of:   0

                        (iv)        Shared power to dispose or to direct the
                                        disposition of:  544,000

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                    Person.

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                    Acquired the Security
                  Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.


CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                Schedule 13G              Page 35 of 42 Pages



         After reasonable inquiry and to the best of my knowledge and belief of each of the following reporting persons, each reporting person certifies that the information set forth in this statement is true, complete and correct.


Date:             4/3/97
               ------------
Signature:                         Resource Investors Management Company Limited
                                   Partnership
                                   By:  RIMCO Associates, Inc.,
                                        Its General Partner

                                   By:  /s/ Roy V. Hood
                                      ----------------------
                                        Name:    Roy V. Hood
                                        Title:   President


Date:             4/3/97
               ------------
Signature:                         RIMCO Associates, Inc.

                                   By:  /s/ Roy V. Hood
                                      ----------------------
                                        Name:    Roy V. Hood
                                        Title:   President


Date:             4/3/97
               ------------
Signature:                         RIMCO Partners, L.P.
                                   By:  Resource Investors Management Company
                                        Limited Partnership, Its General Partner
                                   By:  RIMCO Associates, Inc.,
                                        Its General Partner

                                   By:  /s/ Roy V. Hood
                                      ----------------------
                                        Name:    Roy V. Hood
                                        Title:   President




CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                 Schedule 13G             Page 36 of 42 Pages


Date:             4/3/97
               -----------
Signature:                                   RIMCO Partners, L.P. II
                                             By:   Resource Investors Management
                                                   Company Limited Partnership,
                                                   Its General Partner
                                             By:   RIMCO Associates, Inc.,
                                                   Its General Partner

                                             By:   /s/ Roy V. Hood
                                                ------------------------
                                                   Name:    Roy V. Hood
                                                   Title:   President


Date:             4/3/97
               -----------
Signature:                                   RIMCO Partners, L.P. III
                                             By:   Resource Investors Management
                                                   Company Limited Partnership,
                                                   Its General Partner
                                             By:   RIMCO Associates, Inc.,
                                                   Its General Partner

                                             By:   /s/ Roy V. Hood
                                                ------------------------
                                                   Name:    Roy V. Hood
                                                   Title:   President

Date:             4/3/97
               -----------
Signature:                                   RIMCO Partners, L.P. IV
                                             By:   Resource Investors Management
                                                   Company Limited Partnership,
                                                   Its General Partner
                                             By:   RIMCO Associates, Inc.,
                                                   Its General Partner

                                             By:   /s/ Roy V. Hood
                                                ------------------------
                                                   Name:    Roy V. Hood
                                                   Title:   President

Date:             4/3/97
               -----------
Signature:                                         /s/ Roy V. Hood
                                                ------------------------
                                                   Roy V. Hood

CORPAUS:37716.1 27810-00001

CUSIP No. 239423106               Schedule 13G               Page 37 of 42 Pages


Date:             4/3/97
               -----------
Signature:                                      /s/ Paul E. McCollam
                                                ------------------------
                                                Paul E. McCollam


Date:             4/3/97
               -----------
Signature:                                      /s/ David R. Whitney
                                                ------------------------
                                                David R. Whitney


Date:             4/3/97
               -----------
Signature:                                      /s/ Stephen F. Oakes
                                                ------------------------
                                                Stephen F. Oakes


Date:             4/3/97
               -----------
Signature:                                      /s/ John B. Parsons
                                                ------------------------
                                                John B. Parsons



CORPAUS:37716.1 27810-00001

CUSIP No. 239423106                Schedule 13G              Page 38 of 42 Pages



                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Roy V. Hood and Paul E. McCollam, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Schedule 13G, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

SIGNATURE                                                     DATE

         /s/ Roy V. Hood                                      3/25/97
----------------------------------                          --------------------
Roy V. Hood


         /s/ Paul E. McCollam                                 3/25/97
----------------------------------                          --------------------
Paul E. McCollam


         /s/ David R. Whitney                                 3/25/97
----------------------------------                          --------------------
David R. Whitney


         /s/ Stephen F. Oakes                                 3/26/97
----------------------------------                          --------------------
Stephen F. Oakes


         /s/ John B. Parsons                                  3/26/97
----------------------------------                          --------------------
John B. Parsons

CORPAUS:37767.1  27810-00001

CUSIP No. 239423106                Schedule 13G              Page 39 of 42 Pages


                                    Exhibit A

     Members of the group are: Resource Investors Management Company Limited Partnership ("RIMCO"), RIMCO Partners, L.P. ("RIMCO I"), RIMCO Partners, L.P. II ("RIMCO II"), RIMCO Partners, L.P. III ("RIMCO III") and RIMCO Partners, L.P. IV ("RIMCO IV"), RIMCO Associates, Inc. ("RIMCO Associates") (collectively the "RIMCO entities"), Roy V. Hood, Paul E. McCollam, David R. Whitney, John B. Parsons and Stephen F. Oakes.

     RIMCO is the managing general partner of RIMCO I, RIMCO II, RIMCO III and RIMCO IV, which own 201,851, 434,623, 69,660 and 544,000 shares of the Issuer's Common Stock, respectively. RIMCO has a profits interest in the portfolio securities held by RIMCO I, RIMCOII, RIMCO III and RIMCO IV.

     RIMCO Associates, Inc. ("RIMCO Associates") is the managing general partner of RIMCO and has a profits interest in RIMCO.

     Roy V. Hood, Paul E. McCollam, David R. Whitney and Stephen F.Oakes are managing directors of RIMCO. Roy V. Hood, Paul E. McCollam, David R. Whitney and John B. Parsons are each shareholders of RIMCO Associates. Mr. Hood is also President and a director of RIMCO Associates. Mr. McCollam is Vice President, Secretary, Treasurer and a director of RIMCO Associates. Mr. Whitney is Vice President and a director of RIMCO Associates. Mr. Parsons is a director of RIMCO Associates.

     Mr. McCollam is the beneficial owner of immediately exerciseable options to purchase 12,900 shares of the Issuer's Common Stock. Mr. Oakes is the beneficial owner of immediately exerciseable options to purchase 8,600 shares of the Issuer's Common Stock. Messrs. McCollam and Oakes each intend to direct to the RIMCO Entities the economic benefit of any options they have acquired in their capacity as directors of the Issuer.

CORPAUS:37767.1  27810-00001

CUSIP No. 239423106                Schedule 13G              Page 40 of 42 Pages


                                    Exhibit B

                                    AGREEMENT

     Pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, each of the undersigned hereby agrees to the filing of this Statement on Schedule 13G on its behalf. This agreement may be signed in one or more counterparts.


Date:             4/3/97
               -----------
Signature:                                    Resource Investors Management
                                              Company Limited Partnership
                                              By:   RIMCO Associates, Inc.,
                                                    Its General Partner


                                              By:   /s/ Roy V. Hood
                                                 --------------------------
                                                    Name:    Roy V. Hood
                                                    Title:   President


Date:             4/3/97
               -----------
Signature:                                    RIMCO Associates, Inc.

                                              By:  /s/ Roy V. Hood
                                                 --------------------------
                                                   Name:    Roy V. Hood
                                                   Title:   President


Date:             4/3/97
               -----------
Signature:                                    RIMCO Partners, L.P.
                                              By:  Resource Investors Management
                                                   Company Limited Partnership,
                                                   Its General Partner
                                              By:  RIMCO Associates, Inc.,
                                                   Its General Partner

                                              By:  /s/ Roy V. Hood
                                                 ----------------------
                                                   Name:    Roy V. Hood
                                                   Title:   President




CORPAUS:37767.1  27810-00001

CUSIP No. 239423106              Schedule 13G                Page 41 of 42 Pages


Date:             4/3/97
               -----------
Signature:                                    RIMCO Partners, L.P. II
                                              By:  Resource Investors Management
                                                   Company Limited Partnership,
                                                   Its General Partner
                                              By:  RIMCO Associates, Inc.,
                                                   Its General Partner

                                              By:  /s/ Roy V. Hood
                                                 ----------------------
                                                   Name:    Roy V. Hood
                                                   Title:   President


Date:             4/3/97
               -----------
Signature:                                    RIMCO Partners, L.P. III
                                              By:  Resource Investors Management
                                                   Company Limited Partnership,
                                                   Its General Partner
                                              By:  RIMCO Associates, Inc.,
                                                   Its General Partner

                                              By:  /s/ Roy V. Hood
                                                 ----------------------
                                                   Name:    Roy V. Hood
                                                   Title:   President


Date:             4/3/97
               -----------
Signature:                                    RIMCO Partners, L.P. IV
                                              By:  Resource investors Management
                                                   Company Limited Partnership,
                                                   Its General Partner
                                              By:  RIMCO Associates, Inc.,
                                                   Its General Partner

                                              By:  /s/ Roy V. Hood
                                                 ----------------------
                                                   Name:    Roy V. Hood
                                                   Title:   President


Date:             4/3/97
               -----------
Signature:                                        /s/ Roy V. Hood
                                                  ---------------------
                                                  Roy V. Hood

CORPAUS:37767.1  27810-00001

CUSIP No. 239423106               Schedule 13G               Page 42 of 42 Pages

Date:             4/3/97
               -----------
Signature:                                        /s/ Paul E. McCollam
                                                  ---------------------
                                                  Paul E. McCollam


Date:             4/3/97
               -----------
Signature:                                        /s/ David R. Whitney
                                                  ---------------------
                                                  David R. Whitney


Date:             4/3/97
               -----------
Signature:                                        /s/ Stephen F. Oakes
                                                  ---------------------
                                                  Stephen F. Oakes


Date:             4/3/97
               -----------
Signature:                                        /s/ John B. Parsons
                                                  ---------------------
                                                  John B. Parsons



CORPAUS:37767.1  27810-00001